Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BTU International, Inc.:

We consent to the use of our report dated March 16, 2009, with respect to the consolidated balance sheet of BTU International, Inc. and subsidiaries (the Company) as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for the year then ended, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that material weaknesses related to the Company having an insufficient number of accounting personnel with an appropriate level of accounting knowledge and experience, and the Company’s review of intercompany account reconciliations and of intercompany inventory receipts and coding of related invoices to the appropriate intercompany payable accounts were identified and included in management’s assessment.

/s/ KPMG LLP

Boston, Massachusetts

September 29, 2009